Exhibit 2.2


                              TAX MATTERS AGREEMENT

                  This Tax Matters Agreement (the "Agreement") is entered into as of December 22, 2006, by and among News Corporation, a Delaware corporation ("Parent"), and Liberty Media Corporation, a Delaware corporation ("LMC").

                                    RECITALS

                  WHEREAS, as of the date hereof, Parent is the common parent of an affiliated group of domestic corporations within the meaning of Section 1504(a) of the Code, and the members of the affiliated group have heretofore joined in filing consolidated federal income Tax Returns;

                  WHEREAS, pursuant to the Share Exchange Agreement, dated as of December 22, 2006 (the "Share Exchange Agreement"), by and between Parent and LMC, as of the Closing Date, (a) the assets of Greenlady Corp., a newly formed Delaware corporation ("Splitco"), will consist solely of (i) all issued and outstanding equity interests of each Transferred Subsidiary, (ii) the DTV Shares and (iii) the Cash Amount and (b) Parent will own all of the Splitco Shares;

                  WHEREAS, on the Closing Date, Parent will transfer the Splitco Shares to the Stockholders in exchange for the LMC Parent Shares;

                  WHEREAS, the obligation of LMC to consummate the Exchange is conditioned, among other things, upon the receipt of the LMC Exchange Ruling and the LMC Tax Opinion, and the obligation of Parent to consummate the Exchange is conditioned, among other things, upon the receipt of the Parent Exchange Ruling, the Parent Restructuring Ruling and the Parent Tax Opinion;

                  WHEREAS, the Parties to this Agreement intend that the Exchange qualify as a tax-free exchange under Section 355(a) of the Code and this Agreement together with the Share Exchange Agreement constitute a "plan of reorganization," as defined in Section 368 of the Code; and

                  WHEREAS, in anticipation of the Exchange, the Parties desire to enter into this Agreement to provide for certain Tax matters, including the assignment of responsibility for the preparation and filing of Tax Returns, the payment of and indemnification for Taxes (including Taxes with respect to the Exchange and the Parent Restructuring), entitlement to refunds of Taxes, and the prosecution and defense of any Tax Contest;

                  NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained in this Agreement, the Parties hereby agree as follows:

                                   ARTICLE I
                                  DEFINITIONS

                  Section 1.1 General. Capitalized terms used in this Agreement and not defined herein shall have the meanings that such terms have in the Share Exchange Agreement. As used in this Agreement, the following terms shall have the following meanings:



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


                  "Acquisition Transactions" shall mean the acquisition by the LMC Entities, Liberty Media LLC or their respective predecessors or Affiliates of LMC Parent Shares or stock (or ADSs) of The News Corporation Limited (now known as News Holdings Limited) in each of the Domestication and the Merger Transactions.

                  "Action" shall have the meaning specified in the Share Exchange Agreement.

                  "Affiliate" shall have the meaning specified in the Share Exchange Agreement.

                  "Agreement" shall have the meaning specified in the preamble.

                  "Ancillary Agreements" shall have the meaning specified in the Share Exchange Agreement.

                  "Business Day" shall have the meaning specified in the Share Exchange Agreement.

                  "Closing" shall have the meaning specified in the Share Exchange Agreement.

                  "Closing Date" shall have the meaning specified in the Share Exchange Agreement.

                  "Closing of the Books Method" means the apportionment of items between portions of a Taxable period based on a closing of the books and records as of the end of the day on the Closing Date (as if the Closing Date were the end of the Taxable period), provided that any items not susceptible to such apportionment shall be apportioned pro rata on the basis of elapsed days during the relevant portion of the Taxable period.

                  "Code" shall have the meaning specified in the Share Exchange Agreement.

                  "Damages" shall have the meaning specified in the Share Exchange Agreement.

                  "Disclosing Party" shall have the meaning specified in Section 8.3.

                  "DTV Shares" shall have the meaning specified in the Share Exchange Agreement.

                   "Domestication" means the "Proposed Transaction" as defined in the Information Memorandum.

                  "Exchange" shall have the meaning specified in the Share Exchange Agreement.

                  "Exchange Taxes" means all Taxes (including any United States federal, state, local or foreign Taxes, but excluding Transfer Taxes) resulting from the Exchange or the Parent Restructuring.

                  "Final Determination" means a determination within the meaning of Section 1313 of the Code or any similar provision of state or local Law.


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


                  "Fox Sports Agreements" means (i) the Parents' Agreement, dated as of July 15, 1999, by and among Liberty Media Corporation (now known as Liberty Media LLC) and The News Corporation Limited (now known as News Holdings Limited), and (ii) the Agreement and Plan of Merger, dated as of July 15, 1999, by and among Liberty Media Corporation (now known as Liberty Media LLC), LMC Newco U.S., Inc., New LMC KBL, Inc., New LMC Bay Area, Inc., New LMC Chicago, Inc., New LMC Northwest, Inc., New LMC Upper Midwest, Inc., The News Corporation Limited (now known as News Holdings Limited), and News Publishing Australia Limited.

                  "GM Agreements" means (i) the Stock Purchase Agreement, dated April 9, 2003, as amended, by and among General Motors Corporation, Hughes Electronics Corporation and The News Corporation Limited (now known as News Holdings Limited), and (ii) the Agreement and Plan of Merger, dated April 9, 2003, as amended, between Hughes Electronics Corporation, The News Corporation Limited (now known as News Holdings Limited), and GMH Merger Sub, Inc.

                  "GM Transaction" means the transactions effected by GM Agreements.

                  "Governmental Authority" shall have the meaning specified in the Share Exchange Agreement.

                  "Information Memorandum" means the information memorandum of The News Corporation Limited (now known as News Holdings Limited), dated September 15, 2004, relating to the U.S. reincorporation and certain acquisitions from Murdoch family interests.

                  "Interest Rate" means LIBOR, as adjusted as of each Interest Rate Determination Date, plus 2%. Interest will be calculated at the applicable Interest Rate based upon the number of days elapsed in each year of 365/366 days.

                  "Interest Rate Determination Date" means the Closing Date and each March 31, June 30, September 30 and December 31 thereafter.

                  "Internal Restructuring" means the "Post-Transaction Internal Restructuring" as defined in the Information Memorandum.

                  "IRS" shall have the meaning specified in the Share Exchange Agreement.

                  "IRS Submission" shall mean the Ruling Request and any supplemental materials submitted to the IRS relating thereto.

                  "Joint Ruling Request" means any ruling request submitted jointly by Parent and LMC to the IRS for (x) the Rulings, and (y) any other ruling in connection with the Exchange or the Parent Restructuring that Parent and LMC deem to be appropriate.

                  "Liberty Newco International Agreement" shall mean the Agreement and Plan of Merger, dated as of December 3, 2001, by and among Liberty Media Corporation (now known as Liberty Media LLC), Liberty Newco International, Inc., The News Corporation Limited (now known as News Holdings Limited), and News Publishing Australia Limited.


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


                  "LIBOR" means, with respect to each period between two consecutive Interest Rate Determination Dates (an "interest period"), a rate determined at approximately 11:00 a.m., London time, two London business days before the applicable Interest Rate Determination Date (the "determination time") on the following basis: (A) the rate appearing on Telerate Page 3750 (or on any successor or substitute page of such service, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such page of such service, as determined by LMC from time to time, for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at the determination time as the rate for dollar deposits with a maturity comparable to such interest period, and
(B) if such rate is not available at such time for any reason, then the arithmetic mean (rounded upward, if necessary, to the nearest 1/16 of 1%) of the offered rates for deposits in U.S. dollars, for a period comparable to such interest period and in an amount approximately equal to the aggregate outstanding principal amount as to which the interest period applies, quoted at the determination time, as such rates appear on the display designated as page "LIBO" on the Reuters Monitor Money Rates Service (or such other page as may replace the "LIBO" page on that service for the purpose of displaying London interbank offered rates of major banks). If neither rate is available at such time for any reason, then "LIBOR" with respect to such interest period shall be the average (rounded upward, if necessary, to the next higher 1/16 of 1%) of the respective rates per annum at which dollar deposits of $5,000,000 and for a maturity comparable to such interest period are offered by the principal London office of JPMorgan Chase Bank at the determination time.

                  "LMC" shall have the meaning specified in the preamble.

                  "LMC Entities" mean LMC and the Stockholders.

                  "LMC Exchange Ruling" shall have the meaning specified in the Share Exchange Agreement.

                   "LMC Indemnitees" shall have the meaning specified in the Share Exchange Agreement.

                  "LMC Materials" shall have the meaning specified in Section 5.2(b).

                  "LMC Parent Shares" shall have the meaning specified in the Share Exchange Agreement.

                   "LMC Ruling Request" means any ruling request submitted by LMC to the IRS for (x) the LMC Exchange Ruling, and (y) any other ruling in connection with the Exchange or the Parent Restructuring that Parent and LMC deem to be appropriate.

                  "LMC Tax Opinion" shall have the meaning specified in the Share Exchange Agreement.

                  "LMC Tax Opinion Representations" shall have the meaning specified in the Share Exchange Agreement.


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


                  "Merger Transactions" shall mean each of the transactions effected by the TVGIA Agreement, the UVSG Agreement, the Liberty Newco International Agreement, and the Fox Sports Agreements.

                  "Parent" shall have the meaning specified in the preamble.

                  "Parent Exchange Ruling" shall have the meaning specified in the Share Exchange Agreement.

                  "Parent Indemnitees" shall have the meaning specified in the Share Exchange Agreement.

                  "Parent Materials" shall have the meaning specified in Section 5.2(a).

                  "Parent Restructuring" shall have the meaning specified in the Share Exchange Agreement.

                  "Parent Restructuring Ruling" shall have the meaning specified in the Share Exchange Agreement.

                  "Parent Ruling Request" means any ruling request submitted by Parent to the IRS for (x) the Parent Exchange Ruling, (y) the Parent Restructuring Ruling, and (z) any other ruling in connection with the Exchange or the Parent Restructuring that Parent and LMC deem to be appropriate.

                  "Parent Tax Opinion" shall have the meaning specified in the Share Exchange Agreement.

                  "Parent Tax Opinion Representations" shall have the meaning specified in the Share Exchange Agreement.

                  "Party" means any of Parent or LMC, as the case may be.

                  "Person" shall have the meaning specified in the Share Exchange Agreement.

                  "Post-Exchange Period" means any Taxable year or other Taxable period beginning after the Closing Date and, in the case of any Taxable year or other Taxable period that begins on or before and ends after the Closing Date, that part of the Taxable year or other Taxable period that begins at the beginning of the day after the Closing Date.

                  "Pre-Exchange Period" means any Taxable year or other Taxable period that ends on or before the Closing Date and, in the case of any Taxable year or other Taxable period that begins on or before and ends after the Closing Date, that part of the Taxable year or other Taxable period through the end of the day on the Closing Date.

                  "Pre-Exchange Tax Return" means any Tax Return that is required to be filed with respect to any Transferred Subsidiary for a Taxable period ending on or before the Closing Date.


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


                  "Receiving Party" shall have the meaning specified in Section 8.3.

                  "Ruling Request" shall mean the Joint Ruling Request, if permitted to be filed by the IRS, and if the IRS does not permit a Joint Ruling Request to be filed, the Parent Ruling Request and the LMC Ruling Request.

                  "Rulings" shall have the meaning specified in the Share Exchange Agreement.

                  "Share Exchange Agreement" shall have the meaning specified in the recitals.

                   "Splitco" shall have the meaning specified in the recitals.

                  "Splitco Shares" shall have the meaning specified in the Share Exchange Agreement.

                   "Stockholders" shall have the meaning specified in the Share Exchange Agreement.

                  "Straddle Period" means any Taxable period commencing on or prior to, and ending after, the Closing Date.

                  "Straddle Return" means a Tax Return that is required to be filed with respect to any Transferred Subsidiary for a Straddle Period.

                  "Subsidiary" shall have the meaning specified in the Share Exchange Agreement.

                  "Tax" or "Taxes" shall have the meaning specified in the Share Exchange Agreement.

                  "Taxing Authority" means any Governmental Authority or any quasi-governmental or private body having jurisdiction over the assessment, determination, collection, or imposition of any Tax (including the IRS).

                  "Tax Contest" shall have the meaning specified in Section 6.5.

                  "Tax-Free Status of the Transactions" means no Exchange Taxes will be imposed upon Parent, LMC or any of their respective Affiliates.

                  "Tax Materials" shall have the meaning specified in Section
3.1.

                  "Tax Opinion Representations" shall have the meaning specified in the Share Exchange Agreement.

                  "Tax Opinions" shall have the meaning specified in the Share Exchange Agreement.

                  "Tax Returns" shall have the meaning specified in the Share Exchange Agreement.


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


                  "Tax Sharing Agreements" means all existing agreements or arrangements (whether or not written) between or among Parent or any of its Affiliates (other than any of the Transferred Subsidiaries), on the one hand, and any of the Transferred Subsidiaries, on the other hand, including any such agreements or arrangements where a third party is also a party, that provide for the allocation, apportionment, sharing, assignment or indemnification of any Tax liability or benefit, or the transfer or assignment of income, revenues, receipts or gains for the purpose of determining any Person's Tax liability, other than the Ancillary Agreements (including this Agreement) and the Share Exchange Agreement.

                   "Transfer Taxes" means all U.S. federal, state, local or foreign sales, use, privilege, transfer, documentary, gains, stamp, duties, recording, and similar Taxes and fees (including any penalties, interest or additions thereto) imposed upon any Party in connection with the Exchange or the Parent Restructuring.

                  "Transferred Business" shall have the meaning specified in the Share Exchange Agreement.

                  "Transferred Subsidiaries" shall have the meaning specified in the Share Exchange Agreement.

                  "Treasury Regulations" shall have the meaning specified in the Share Exchange Agreement.

                  "TVGIA Agreement" shall mean the Agreement and Plan of Merger, dated as of November 27, 2001, by and among Liberty Media Corporation (now known as Liberty Media LLC), Liberty TVGIA, Inc., The News Corporation Limited (now known as News Holdings Limited) and News Publishing Australia Limited.

                  "UVSG Agreement" shall mean the Agreement and Plan of Merger, dated as of May 2, 2001, by and among Liberty Media Corporation (now known as Liberty Media LLC), Liberty UVSG, Inc., The News Corporation Limited (now known as News Holdings Limited) and News Publishing Australia Limited.

                  Section 1.2 References; Interpretation. References in this Agreement to any gender include references to all genders, and references to the singular include references to the plural and vice versa. The word "including" when used in this Agreement shall be deemed to be followed by the phrase "without limitation". Unless the context otherwise requires, references in this Agreement to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, such Agreement. Unless the context otherwise requires, the words "hereof", "hereby", and "herein" and words of similar meaning when used in this Agreement refer to this Agreement in its entirety and not to any particular Article, Section or provision of this Agreement.

                                   ARTICLE II
           PREPARATION OF TAX RETURNS; ALLOCATION AND PAYMENT OF TAXES

                  Section 2.1 Preparation of Tax Returns.
                              --------------------------

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


                  (a) Pre-Exchange Tax Returns.
                       ------------------------

                      (i) Consolidated and Combined Returns for Pre-Exchange Periods. Where required or permitted by applicable Law, Parent shall include the Transferred Subsidiaries in, or cause the Transferred Subsidiaries to be included in, and shall prepare and file or cause to be prepared and filed, (A) the United States consolidated federal income Tax Returns of Parent for the Taxable periods (or portions thereof) of the Transferred Subsidiaries ending on or prior to the Closing Date and (B) all other consolidated, combined or unitary Tax Returns for the Taxable periods (or portions thereof) of the Transferred Subsidiaries ending on or prior to the Closing Date. Parent shall pay any and all Taxes due with respect to the Tax Returns referred to in clause (A) or (B) of this Section 2.1(a)(i).

                      (ii) Separate Returns for Pre-Exchange Periods. In addition to the Tax Returns described in Section 2.1(a)(i), Parent shall prepare (or cause to be prepared) (A) all Tax Returns required to be filed by any of the Transferred Subsidiaries on or prior to the Closing Date (taking into account any applicable extensions), and (B) all Tax Returns required to be filed by any of the Transferred Subsidiaries after the Closing Date (taking into account any applicable extensions) for a Pre-Exchange Period (other than a Pre-Exchange Period that is part of a Straddle Period). With respect to Tax Returns described in clause (A) of this Section 2.1(a)(ii), Parent shall cause the applicable Transferred Subsidiary to file such Tax Returns and Parent shall pay any and all Taxes shown due thereon. With respect to Tax Returns described in clause (B) of this Section 2.1(a)(ii), provided that the applicable Transferred Subsidiary has received such Tax Returns from Parent not less than five days prior to the due date for filing such Tax Returns (taking into account any applicable extensions) along with the amount of any and all Taxes shown as due thereon, LMC shall cause the applicable Transferred Subsidiary to execute and timely file such Tax Returns and timely remit such Taxes.

                      (iii) Provision of Tax Information. After the Closing, LMC shall cause the Transferred Subsidiaries to furnish Tax information to Parent as reasonably requested in order to permit Parent to prepare and timely file the Pre-Exchange Tax Returns described in Section 2.1(a)(i) and (ii).

                  (b) Other Tax Returns. All Tax Returns of the Transferred Subsidiaries other than those Tax Returns described in Section 2.1(a), shall be prepared and timely filed by LMC. LMC shall timely pay or cause to be paid all Taxes shown on such Tax Returns.

                  (c) Straddle Returns. With respect to any Straddle Return, LMC shall deliver, at least 20 days prior to the due date for filing such Straddle Return (taking into account any applicable extensions), to Parent a statement setting forth the amount of Tax that Parent owes pursuant to clause
(i) of Section 6.2, including the allocation of Taxes under Section 6.4, and copies of such Straddle Return and related work-papers. Parent shall have the right to review such Straddle Return and related work-papers and liability for Taxes and to suggest to LMC any reasonable changes to such Straddle Return no later than 10 days prior to the date for the filing of such Straddle Return. Parent and LMC agree to consult and to attempt to resolve in good faith any issue arising as a result of the review of such Straddle Return and related work-papers and allocation of liability for Taxes and mutually to consent to the filing as promptly as



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


possible of such Straddle Return. Not later than five days before the due date for the payment of Taxes with respect to such Straddle Return (taking into account any applicable extensions), Parent shall pay to LMC an amount equal to the Taxes as agreed to by LMC and Parent as being owed by Parent pursuant to Sections 6.2 and 6.4 with respect to such Straddle Return. If LMC and Parent cannot agree on the amount of Taxes owed by Parent with respect to a Straddle Return, Parent shall pay to LMC the amount of Taxes reasonably determined using the mid-point of LMC's and Parent's determination of the amount of Taxes to be owed by Parent in respect of such Straddle Return pursuant to Sections
6.2 and 6.4. Within 10 days after such payment, Parent and LMC shall refer the matter to an independent nationally recognized accounting firm agreed to by LMC and Parent to arbitrate the dispute. Parent and LMC shall equally share the fees and expenses of such accounting firm and its determination as to the amount owing by Parent pursuant to Sections 6.2 and 6.4 with respect to a Straddle Return shall be binding on both parties. Within five days after the determination by such accounting firm, if necessary, the appropriate Party shall pay the other Party any amount which is determined by such accounting firm to be owed plus interest from the due date for the payment of Taxes with respect to such Straddle Return (taking into account any applicable extensions) at the Interest Rate.

                  Section 2.2 Manner of Preparation. All Tax Returns that include any of the Transferred Subsidiaries, Parent, LMC, the Stockholders, or any of their respective Affiliates, or otherwise relate to the Transferred Business or the ownership of the DTV Shares shall be prepared in a manner that is consistent with the Ruling Request, the Rulings, and the Tax Opinions. To the extent that the items reported on any Tax Return of or with respect to any Transferred Subsidiary that is prepared by a Party or its Affiliates is likely to increase any Tax liability or Tax indemnity obligation under this Agreement of the other Party or its Affiliates, such Tax Return shall be prepared in accordance with Tax accounting and other practices used by such Transferred Subsidiary or Parent with respect to the relevant Tax Returns filed prior to the date hereof (unless such past practices are not permissible under applicable Law), and to the extent any items are not covered by past practices (or in the event such past practices are not permissible under applicable
Law), in accordance with reasonable practices selected by the Party (or its Affiliate) responsible for filing such Tax Return hereunder with the consent, not to be unreasonably withheld or delayed, of the other Party. Unless otherwise required by applicable Law, neither Party nor any of their respective Affiliates will make, change or revoke (or cause to be made, changed, or revoked) any Tax election with respect to the Transferred Subsidiaries that is likely to increase materially any Tax liability (or Tax indemnity obligation under this Agreement) of the other Party or its Affiliates without the consent, not to be unreasonably withheld or delayed, of the other Party.

                  Section 2.3 Refunds, Credits or Offsets.

                      (a) Except as otherwise contemplated by this Section 2.3 or Section 2.4, (i) any refunds, credits or offsets with respect to Taxes of any Transferred Subsidiaries or that otherwise relate to the Transferred Business or the ownership of the DTV Shares for a Pre-Exchange Period shall be for the account of Parent, and (ii) any refunds, credits or offsets with respect to Taxes of any Transferred Subsidiaries or that otherwise relate to the Transferred Business or the ownership of the DTV Shares for a Post-Exchange Period shall be for the account of LMC.


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


                      (b) Notwithstanding Section 2.3(a), (i) any refunds, credits or offsets with respect to Exchange Taxes allocated to, and actually paid by, Parent pursuant to this Agreement shall be for the account of Parent, and (ii) any refunds, credits or offsets with respect to Exchange Taxes allocated to, and actually paid by, LMC pursuant to this Agreement shall be for the account of LMC.

                      (c) Any such refunds, credits or offsets shall be allocated between the Pre-Exchange Period and the Post-Exchange Period in a manner consistent with the principles of Section 6.4. LMC shall forward to Parent, or reimburse Parent, for any such refunds, credits or offsets, plus any interest received thereon, for the account of Parent within 10 days from receipt thereof by LMC or any of its Affiliates. Parent shall forward to LMC, or reimburse LMC, for any refunds, credits or offsets, plus any interest received thereon, for the account of LMC within 10 days from receipt thereof by Parent or any of its Affiliates. Any refunds, credits or offsets, plus any interest received thereon, or reimbursements not forwarded or made within the 10 day period specified above shall bear interest from the date received by the refunding or reimbursing party (or its Affiliate) at the Interest Rate. If, subsequent to a Taxing Authority's allowance of a refund, credit or offset, such Taxing Authority reduces or eliminates such allowance, any refund, credit or offset, plus any interest received thereon, forwarded or reimbursed under this Section 2.3 shall be returned to the party who had forwarded or reimbursed such refund, credit or offset and interest upon the request of such forwarding party in an amount equal to the applicable reduction, including any interest received thereon.

                  Section 2.4 Carrybacks. To the extent permitted by Law, LMC and its Affiliates shall waive the right to carryback any Tax attribute of the Transferred Subsidiaries arising in a Post-Exchange Period to a Pre-Exchange Period. If and to the extent that LMC or any of its Affiliates are not permitted by applicable Law to elect to forego such carryback and LMC requests in writing that Parent or any of its Affiliates obtain a refund, credit or offset of Taxes with respect to such carryback, and provided that Parent or any of its Affiliates would not otherwise be required to forego a refund, credit or offset of Taxes for its own account or otherwise be adversely affected as a result of such carryback, then (i) Parent (or its Affiliate) shall take all reasonable measures to obtain a refund, credit or offset of Tax with respect to such carryback (including by filing an amended Tax Return), and (ii) to the extent that Parent or any of its Affiliates receives any refund, credit or offset of Taxes attributable (on a last dollar basis) to such carryback, Parent shall pay such refund, credit or offset, plus any interest net of Taxes received thereon, to LMC within 10 days from receipt thereof by Parent or any of its Affiliates; provided, that Parent shall be entitled to reduce the amount of any such refund, credit or offset for its reasonable costs and expenses; and provided further that LMC, upon the request of Parent, agrees to repay such refund, credit or offset, plus any interest net of Taxes received thereon, to Parent in the event, and to the extent, that Parent is required to repay such refund, credit or offset, plus any interest net of Taxes received thereon, to a Governmental Authority.

                  Section 2.5 Amended Returns. Any amended Tax Return or claim for Tax refund, credit or offset with respect to any Transferred Subsidiary may be made only by the Party (or its Affiliates) responsible for preparing the original Tax Return with respect to such Transferred Subsidiary pursuant to Section 2.1. Such Party (or its Affiliates) shall not, without the prior written consent of the other Party, which consent shall not be unreasonably withheld or delayed, file, or cause to be filed, any such amended Tax Return or claim for Tax refund, credit or offset to the extent that such filing, if accepted, is likely to change the Tax liability of, or give rise to a payment under this Agreement by, such other Party (or any Affiliate of such other Party) for any Taxable period (or portion thereof).

                  Section 2.6 Allocation of Exchange Taxes.

                      (a) Except as otherwise provided in this Section 2.6, any Exchange Taxes imposed on Parent, the Transferred Subsidiaries or on any Affiliate of Parent shall be allocated to Parent, and any Exchange Taxes imposed on the LMC Entities or on any Affiliate of the LMC Entities (other than the Transferred Subsidiaries) shall be allocated to LMC.

                      (b) LMC shall be allocated any Exchange Taxes imposed on Parent, the Transferred Subsidiaries or any Affiliate of Parent that result from (i) any of the representations and warranties of LMC in this Agreement not being true and correct when made or deemed made, (ii) any breach or nonperformance of any covenant or agreement made or to be performed by LMC in this Agreement, or (iii) any other action (x) by LMC or any of its Affiliates (other than the Transferred Subsidiaries) or (y) by, after the Closing, the Transferred Subsidiaries. (c) Parent shall be allocated any Exchange Taxes imposed on the LMC Entities or any Affiliate of the LMC Entities that result from (i) any of the representations and warranties of Parent in this Agreement not being true and correct when made or deemed made, (ii) any breach or nonperformance of any covenant or agreement made or to be performed by Parent in this Agreement, or (iii) any other action (x) by Parent or any of its Affiliates (other than the Transferred Subsidiaries) or (y) by, prior to the Closing, the Transferred Subsidiaries.

                  Section 2.7 Transfer Taxes. All Transfer Taxes imposed by a U.S. federal, state or local Taxing Authority shall be allocated one-half to LMC and one-half to Parent. All Transfer Taxes imposed by a foreign Taxing Authority shall be allocated to Parent. LMC, on the one hand, or Parent, on the other hand, whichever is required under applicable Law, shall file all necessary documentation with respect to such Transfer Taxes on a timely basis.

                                 ARTICLE III
                   REPRESENTATIONS AND WARRANTIES OF PARENT

         Parent represents and warrants to LMC as of the date hereof and as of the Closing that:

                  Section 3.1 The Ruling Request and the Rulings. Parent (i) has examined (A) the Ruling Request and each other IRS Submission, (B) the Rulings, and (C) any other materials delivered in connection with the issuance of the Rulings (collectively, the "Tax Materials"), and (ii) the facts presented and representations made therein, to the extent descriptive of or otherwise relating to Parent, the Transferred Subsidiaries or any of their respective Affiliates are true, correct, and complete in all material respects. This representation is made as of the Closing Date and not as of the date hereof.

                  Section 3.2 Parent Tax Opinion and Parent Tax Opinion Representations.


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


                      (a) As of the date hereof, none of Parent or its Affiliates has taken or agreed to take any action, has failed to take any action or knows after consultation with Tax counsel, of any fact, agreement, plan or other circumstance, that is reasonably likely, directly or indirectly, in whole or in part, to (i) jeopardize the receipt of any of the Rulings or the Tax Opinions, or (ii) adversely affect the Tax-Free Status of the Transactions.

                      (b) The Parent Tax Opinion Representations are true, correct and complete in all respects and are incorporated herein by this reference. This representation is made as of the Closing Date and not as of the date hereof.

                      (c) Parent does not have any plan or intention to take any action, or to fail to take any action, which action or omission would be inconsistent with the Parent Tax Opinion Representations.

                      (d) As of the date hereof, Parent expects the Parent Tax Opinion Representations to be true, correct and complete in all respects as of the Closing Date.

                  Section 3.3 Representations Related to the Transferred Subsidiaries. The representations and warranties set forth in Sections 4.20.6, 4.20.10, and 4.20.11 of the Share Exchange Agreement are true, correct and complete in all respects and are incorporated herein by this reference. For purposes of the representation made by this Section 3.3 as of the Closing Date, the representations and warranties set forth in Sections 4.20.6, 4.20.10, and 4.20.11 of the Share Exchange Agreement shall be deemed to have been made again as of the Closing Date.

                                  ARTICLE IV
                     REPRESENTATIONS AND WARRANTIES OF LMC

         LMC represents and warrants to Parent as of the date hereof and as of the Closing that:

                  Section 4.1 The Ruling Request and the Rulings. LMC (i) has examined the Tax Materials, and (ii) the facts presented and representations made therein, to the extent descriptive of or otherwise relating to the LMC Entities or any of their respective Affiliates, are true, correct, and complete in all material respects, subject to the limitations described in the next sentence. With respect to any facts or representations related to the application of Section 355(d) of the Code to the Exchange, LMC is permitted to assume, and has assumed, all matters it is expressly permitted to assume pursuant to Section 4.3 (subject to the limitations set forth in such section). This representation is made as of the Closing Date and not as of the date hereof.

                  Section 4.2 LMC Tax Opinion and LMC Tax Opinion
Representations.

                      (a) As of the date hereof, none of LMC or its Affiliates has taken or agreed to take any action, has failed to take any action or knows, after consultation with Tax counsel, of any fact, agreement, plan or other circumstance, that is reasonably likely, directly or indirectly, in whole or in part, to (i) jeopardize the receipt of any of the Rulings or the Tax Opinions, or (ii) adversely affect the Tax-Free Status of the Transactions.

                      (b) The LMC Tax Opinion Representations are true, correct and complete in all respects and are incorporated herein by this reference. This representation is made as of the Closing Date and not as of the date hereof.

                      (c) LMC does not have any plan or intention to take any action, or to fail to take any action, which action or omission would be inconsistent with the LMC Tax Opinion Representations.

                      (d) As of the date hereof, LMC expects the LMC Tax Opinion Representations to be true, correct and complete in all respects as of the Closing Date.

                  Section 4.3 Section 355(d). For purposes of Section 355(d) of the Code, immediately after the Exchange, no person (determined after applying Section 355(d)(7) of the Code) will hold stock possessing 50 percent or more of the total combined voting power of all classes of Splitco stock entitled to vote, or 50 percent or more of the total value of shares of all classes of Splitco stock, that was attributable to distributions on Parent stock that was acquired by "purchase" (within the meaning of Section 355(d) of the Code) during the five-year period (determined after applying Section 355(d)(6) of the Code) ending on the date of the Exchange; provided, however, that for purposes of making this representation, LMC is permitted to assume that:

                      (a) for U.S. federal income tax purposes, (i) the Domestication constituted a transfer of property governed by Section 351 of the Code pursuant to which an amount of stock in The News Corporation Limited (now known as News Holdings Limited), a South Australia corporation, that meets the requirements of Section 1504(a)(2) of the Code was acquired, and
(ii) each of the Merger Transactions constituted a reorganization within the meaning of Section 368(a) of the Code;

                      (b) each of the Acquisition Transactions was not, in and of itself, a "purchase" within the meaning of Section 355(d)(5)(A) and (B) of the Code, as such provisions are interpreted by Treasury Regulations Section 1.355-6(d), and as such provisions would apply without regard to any other provision of Section 355(d) of the Code or the Treasury Regulations thereunder (including, for the avoidance of doubt, the application of Section 355(d)(5)(C) of the Code and Treasury Regulations Section 1.355-6(e));

                      (c) neither Parent nor any of its Affiliates has taken any action at any time that did not, directly or indirectly, involve any of the LMC Entities, Liberty Media LLC or any of their respective predecessors or Affiliates, which action would cause any of the Acquisition Transactions to constitute a "purchase" within the meaning of Section 355(d) of the Code and the Treasury Regulations thereunder; and

                      (d) the Internal Restructuring did not result in a "purchase," within the meaning of Section 355(d) of the Code and the Treasury Regulations thereunder, of any stock by any Person.

Notwithstanding the foregoing, the assumptions set forth in Section 4.3(a) and
(b) shall not apply to the extent that any of the LMC Entities, Liberty Media LLC or any of their respective predecessors or Affiliates has taken any action at any time inconsistent with such assumptions.

                                  ARTICLE V
                            COVENANTS AND AGREEMENTS

                  Section 5.1 Preparation and Filing of IRS Submissions.

                      (a) As soon as reasonably practicable after the date of this Agreement, the Ruling Request shall be submitted to the IRS. Parent and LMC shall use reasonable best efforts to cause the IRS to accept a Joint Ruling Request; provided, however, that if the IRS does not permit a Joint Ruling Request to be submitted, then Parent shall submit the Parent Ruling Request and LMC shall submit the LMC Ruling Request. The Joint Ruling Request and any other IRS Submissions relating thereto shall be prepared by Parent and submitted to the IRS jointly on behalf of Parent and LMC. If a Joint Ruling Request is not permissible, then Parent shall prepare the Parent Ruling Request and any other IRS Submissions relating thereto. The LMC Ruling Request shall be prepared in a form substantially similar to the Parent Ruling Request, except to the extent reasonably necessary or appropriate to reflect the fact that such LMC Ruling Request will be filed by LMC (including with respect to any rulings requested), and other IRS Submissions relating to the LMC Ruling Request shall be prepared in a form substantially similar to any corresponding IRS Submission relating to the Parent Ruling Request, except to the extent reasonably necessary or appropriate to reflect the fact that such IRS Submission will be filed by LMC. Parent shall provide LMC with a reasonable opportunity to review and comment on each IRS Submission to be filed by Parent prior to the filing of such IRS Submission with the IRS, and LMC shall provide Parent with a reasonable opportunity to review and comment on each IRS Submission to be filed by LMC prior to the filing of such IRS Submission with the IRS. Each of Parent and LMC will designate certain representatives to be listed on the power of attorney delivered to the IRS in connection with any Ruling Request.

                      (b) No IRS Submission shall be filed by Parent with the IRS unless, prior to such filing, LMC shall have agreed as to the contents of such IRS Submission to the extent that the IRS Submission (i) includes statements or representations relating to facts that are or will be under the control of LMC or any of its Affiliates or (ii) is relevant to, or creates, any actual or potential obligations of, or limitations on, LMC or any of its Affiliates (including any of the Transferred Subsidiaries for periods after the Exchange), including any such obligations of, or limitations on, LMC or its Affiliates under the Share Exchange Agreement and other documents related to the Exchange; provided, however, that if the IRS requests same-day filing of an IRS Submission that does not include any material issue or statement, then Parent is required only to make a good faith effort to notify LMC's representatives and to give such representatives an opportunity to review and comment on such IRS Submission prior to filing it with the IRS. No IRS Submission shall be filed by LMC with the IRS unless, prior to such filing, Parent shall have agreed as to the contents of such IRS Submission to the extent that the

IRS Submission (i) includes statements or representations relating to facts that are or will be under the control of Parent or any of its Affiliates or
(ii) is relevant to, or creates, any actual or potential obligations of, or limitations on, Parent or any of its Affiliates (including any of the Transferred Subsidiaries for periods prior to the Exchange), including any such obligations of, or limitations on, Parent or its Affiliates under the Share Exchange Agreement and other documents related to the Exchange; provided, however, that if the IRS requests same-day filing of an IRS Submission that does not include any material issue or statement, then LMC is required only to make a good faith effort to notify Parent's representatives and to give such representatives an opportunity to review and comment on such IRS Submission prior to filing it with the IRS. Each Party shall provide the other Party with copies of each IRS Submission filed with the IRS promptly following the filing thereof. Neither Party nor their representatives shall conduct any substantive communications with the IRS regarding any material issue arising with respect to the Ruling Request, including meetings or conferences with IRS personnel, whether telephonically, in person or otherwise, without first notifying the other Party (or their representatives) and giving the latter Party (or their representatives) a reasonable opportunity to participate, and a reasonable number of each Party's representatives shall have an opportunity to participate in all conferences or meetings with IRS personnel that take place in person, regardless of the nature of the issues expected to be discussed. Each Party shall copy the other Party (or their representatives) on all written correspondence of such Party (or their representatives) to the IRS, and shall promptly provide the other Party (or their representatives) with copies of any correspondence received by such Party (or their representatives) from the IRS.

                  Section 5.2 Compliance with Tax Materials.

                      (a) Parent hereby confirms and agrees to (and to cause its Affiliates to) comply and otherwise act in a manner consistent with any and all representations, statements, covenants and agreements in (i) the Tax Materials applicable to Parent or any of its Affiliates (other than the Transferred Subsidiaries), and (ii) the Parent Tax Opinion, the Parent Tax Opinion Representations, and any other materials delivered or deliverable by Parent or any of its Affiliates in connection with the rendering of the Tax Opinions (collectively, the material described in clause (ii), the "Parent Materials"). Prior to the Exchange, Parent will cause the Transferred Subsidiaries to comply and otherwise act in a manner consistent with any and all representations, statements, covenants and agreements in the Tax Materials and the Parent Materials applicable to the Transferred Subsidiaries.

                      (b) LMC hereby confirms and agrees to (and to cause its Affiliates to) comply and otherwise act in a manner consistent with any and all representations, statements, covenants and agreements in (i) the Tax Materials applicable to LMC or any of its Affiliates (other than the Transferred Subsidiaries), and (ii) the LMC Tax Opinion, the LMC Tax Opinion Representations, and any other materials delivered or deliverable by LMC or any of its Affiliates in connection with the rendering of the Tax Opinions (collectively, the material described in clause (ii), the "LMC Materials"). After the Exchange, LMC will cause the Transferred Subsidiaries to comply and otherwise act in a manner consistent with any and all representations, statements, covenants and agreements in the Tax Materials and the LMC Materials applicable to the Transferred Subsidiaries.

                  Section 5.3 Additional Covenants.

                      (a) None of Parent, LMC or their respective Affiliates will take or permit to be taken any action at any time that is reasonably likely, directly or indirectly, in whole or in part, to (i) jeopardize the receipt of any of the Rulings or the Tax Opinions or (ii) adversely affect the Tax-Free Status of the Transactions.

                      (b) Parent, LMC, and their respective Affiliates will use reasonable best efforts to take or cause to be taken any action reasonably necessary (i) to ensure the receipt of, as well as the continued validity and applicability of, the Rulings and the Tax Opinions and (ii) to preserve the Tax-Free Status of the Transactions.

                      (c) Parent shall not modify the steps of the Parent Restructuring set forth on Schedule C to the Share Exchange Agreement in a manner that would be reasonably likely, directly or indirectly, in whole or in part, to (x) jeopardize the receipt of any of the Rulings or the Tax Opinions or (y) adversely affect the Tax-Free Status of the Transactions.

                  Section 5.4 Tax Sharing Agreements. Parent shall cause all Tax Sharing Agreements to which any of the Transferred Subsidiaries is a party or may be subject and all obligations thereunder to terminate as to such Transferred Subsidiaries on or prior to the Closing, and after the Closing, none of the Transferred Subsidiaries shall be bound by such Tax Sharing Agreements or have any liability or rights thereunder.

                  Section 5.5 Actions between Signing and Closing. From the date hereof until the Closing Date, Parent will not, and will not permit its respective Affiliates to (i) make, change or revoke any material Tax election relating primarily to any of the Transferred Subsidiaries, (ii) change materially any method of accounting relating primarily to any of the Transferred Subsidiaries with respect to Taxes, (iii) consent to any extension or waiver of the limitations period applicable to any material Tax claim or assessment relating primarily to any of the Transferred Subsidiaries, (iv) settle or compromise any material Tax liability relating primarily to any of the Transferred Subsidiaries, (v) enter into any material agreement relating primarily to Taxes of the Transferred Subsidiaries with any Taxing Authority or (vi) make any material change in any Tax practice or policy relating primarily to any of the Transferred Subsidiaries; except, in each case, (A) as consented to or approved in advance by LMC, which consent shall not be unreasonably withheld or delayed, (B) as otherwise required because of a change in Law or a Final Determination or (C) if such actions would not affect material Taxes of or with respect to the Transferred Subsidiaries due for any Post-Exchange Period.

                  Section 5.6 Section 355(e). For a period of six months from the Closing Date, none of LMC, its Affiliates, or any of their respective officers, directors or authorized agents will enter into any agreement, understanding or arrangement or any substantial negotiations with respect to any transaction or series of transactions, including any issuance or transfer of an option (within the meaning of Section 355(e) of the Code), that is for purposes of Section 355(e) of the Code and any proposed, temporary or final Treasury Regulations thereunder, part of a plan or series of related transactions with the Exchange pursuant to which one or more Persons acquire (other than pursuant to the Exchange), directly or indirectly, stock possessing fifty percent or more of the total combined voting power of all classes of stock of Splitco entitled to vote or stock possessing fifty percent or more of the total value of all classes of stock of Splitco.

                                  ARTICLE VI
                           SURVIVAL; INDEMNIFICATION

                  Section 6.1 Survival. The representations and warranties contained (or incorporated by reference, including, for the avoidance of doubt, Sections 4.20.6, 4.20.10, and 4.20.11 of the Share Exchange Agreement) in this Agreement shall, for purposes of this Agreement, survive the Closing until the date that is 60 calendar days following the expiration of the statute of limitations applicable to actions with respect thereto. Except as otherwise specified to the contrary herein, all covenants and agreements of each Party contained in this Agreement shall, for purposes of this Agreement, survive the Closing, unless specified to the contrary herein.

                  Section 6.2 Parent Indemnity. Parent hereby indemnifies each LMC Indemnitee against and agrees to hold each of them harmless (without duplication), from any and all (i) Taxes of the Transferred Subsidiaries or that otherwise relate to the Transferred Business or the ownership of the DTV Shares for any Pre-Exchange Period (consistent with the principles of Section 6.4), (ii) liabilities of any Transferred Subsidiary for Taxes of any Person (other than any of the Transferred Subsidiaries) as a result of such Transferred Subsidiary being, or having been, on or before the Closing Date, a member of an affiliated, consolidated, combined or unitary group, pursuant to Treasury Regulations Section 1.1502-6 or any other provision of federal, state, local or foreign Law, (iii) liabilities for Taxes of any Transferred Subsidiary under any Tax Sharing Agreement, (iv) liabilities for Taxes of any Person (other than any of the Transferred Subsidiaries) imposed on any of the Transferred Subsidiaries as a result of their becoming, prior to the Closing, a transferee or successor to any other Person's liabilities, (v) Taxes and Damages arising out of or based upon any of the representations and warranties of Parent in this Agreement not being true and correct when made or deemed made, (vi) Taxes and Damages arising out of or based upon any breach or nonperformance of any covenant or agreement made or to be performed by Parent in this Agreement, (vii) Transfer Taxes allocated to Parent pursuant to
Section 2.7, (viii) Exchange Taxes allocated to Parent pursuant to Section 2.6, (ix) liabilities of Parent or any of its Affiliates for Taxes of any Person arising out of the GM Transaction or under the GM Agreements, and (x) reasonable out-of-pocket legal, accounting and other advisory and court fees incurred in connection with the items described in clauses (i) through (ix); provided, however, that notwithstanding clauses (i), (ii), (iv), (v) and (vi) of this Section 6.2, Parent shall not be responsible for (x) Exchange Taxes allocated to LMC pursuant to Section 2.6, (y) Taxes arising out of or based upon any of the representations and warranties of LMC in this Agreement not being true and correct when made or deemed made, or (z) Taxes arising out of or based upon any breach or nonperformance of any covenant or agreement made or to be performed by LMC in this Agreement.

                  Section 6.3 LMC Indemnity. LMC hereby indemnifies each Parent Indemnitee against and agrees to hold each of them harmless (without duplication), from any and all (i) Taxes of the Transferred Subsidiaries or that otherwise relate to the Transferred Business or the ownership of the DTV Shares for any Post-Exchange Period (consistent with the principles of Section 6.4), (ii) Taxes and Damages arising out of or based upon any of the representations and warranties of LMC in this Agreement not being true and correct when made or deemed made, (iii) Taxes and Damages arising out of or based upon any breach or nonperformance of any covenant or agreement made or to be performed by LMC in this Agreement, (iv) Transfer Taxes allocated to LMC pursuant to
Section 2.7, (v) Exchange Taxes allocated to LMC pursuant to Section 2.6, and
(vi) reasonable out-of-pocket legal, accounting and other advisory and court fees incurred in connection with the items described in clauses (i) through
(v); provided, however, that notwithstanding clauses (i), (ii) and (iii) of this Section 6.3, LMC shall not be responsible for (x) Exchange Taxes allocated to Parent pursuant to Section 2.6, (y) Taxes arising out of or based upon any of the representations and warranties of Parent in this Agreement not being true and correct when made or deemed made, or (z) Taxes arising out of or based upon any breach or nonperformance of any covenant or agreement made or to be performed by Parent in this Agreement.

                  Section 6.4 Allocation of Taxes between Pre-Exchange and Post-Exchange Periods. In the case of Taxes that are attributable to a Straddle Period, such Taxes shall be allocated between the portion of the Straddle Period that is a Pre-Exchange Period and the portion of the Straddle Period that is a Post-Exchange Period based on a Closing of the Books Method. Notwithstanding the foregoing provisions of this Section 6.4 or Treasury Regulations Section 1.1502-76(b)(1)(ii)(B), Taxes attributable to any transaction or action taken by or with respect to any Transferred Subsidiary out of the ordinary course of business before the Closing on the Closing Date shall be allocated to the Pre-Exchange Period, and Taxes attributable to any transaction or action taken by or with respect to any Transferred Subsidiary out of the ordinary course of business after the Closing on the Closing Date shall be allocated to the Post-Exchange Period.

                  Section 6.5 Notice of Tax Contests. Each Party shall promptly notify the other Party of a written communication from any Taxing Authority with respect to any pending or threatened audit, dispute, suit, action, proposed assessment, or other proceeding, concerning any Tax, or any other adjustment or claim (each a "Tax Contest") (i) which could reasonably give rise to an indemnification liability or indemnification payment of the other Party pursuant to this Agreement or (ii) which could reasonably be expected to affect the Tax consequences of the Exchange to either Party or its Affiliates; provided, however, that failure to give such notification shall not affect the indemnification provided hereunder except, and only to the extent that, the indemnifying party shall have been actually prejudiced as a result of such failure. Thereafter, the indemnified party shall deliver to the indemnifying party such additional information with respect to such Tax Contest in its possession that the indemnifying party may reasonably request.

                    Section 6.6 Indemnification Procedures.

                      (a) In the case of a Tax Contest, the indemnified party shall be entitled to exercise full control of the defense, compromise or settlement of any Tax Contest unless the indemnifying party within a reasonable time after the giving of notice of such Tax Contest by the indemnified party (i) delivers a written confirmation to such indemnified party that the indemnification provisions of this Agreement are applicable to such Tax Contest and that the indemnifying party will indemnify such indemnified party in respect of such Tax Contest pursuant to the applicable indemnification provisions of this Agreement, (ii) notifies such indemnified party in writing of the indemnifying party's intention to assume the defense thereof and (iii) retains legal counsel reasonably satisfactory to such indemnified party to conduct the defense of such Tax Contest, in which case the indemnifying party shall be entitled to exercise full control of the defense, compromise or settlement of such Tax Contest.

                      (b) If the indemnifying party so assumes the defense of any such Tax Contest in accordance herewith, then such indemnified party shall cooperate with the indemnifying party in any manner that the indemnifying party reasonably may request in connection with the defense, compromise or settlement thereof. If the indemnifying party so assumes the defense of any such Tax Contest, the indemnified party shall have the right to employ separate counsel and to participate in (but not control) the defense, compromise or settlement thereof, but the fees and expenses of such counsel shall be the expense of such indemnified party. If such indemnified party shall have been advised by outside counsel that there may be one or more legal defenses available to it that are different from or additional to those available to the indemnifying party or that a conflict of interest between the indemnifying party and the indemnified party in the conduct of the defense of such Tax Contest would reasonably be expected, then (i) the indemnifying party shall not have the right to control the defense, compromise or settlement of such Tax Contest on behalf of the indemnified party, (ii) the indemnifying and indemnified party shall have the right to control jointly the defense, compromise or settlement of such Tax Contest, and (iii) the reasonable fees and expenses of the indemnified party's separate counsel shall be borne by the indemnifying party. No indemnified party shall settle or compromise or consent to entry of any judgment with respect to any such Tax Contest for which it is entitled to indemnification hereunder without the prior consent of the indemnifying party, which shall not be unreasonably withheld, unless the indemnifying party shall have failed, after reasonable notice thereof, to undertake control of such action in the manner provided above in this Section
6.6 to the extent the indemnifying party was entitled to do so pursuant to this Section 6.6. If the indemnifying party assumes the defense of a Tax Contest, the indemnified party shall agree to any settlement, compromise or discharge of a Tax Contest that the indemnifying party may recommend and as to which the indemnifying party acknowledges in writing its obligation to make payment in full; provided that such settlement, compromise or discharge of such Tax Contest would not otherwise materially and adversely affect the indemnified party.

                      (c) Notwithstanding the foregoing, in the case of a Tax Contest relating to the Tax-Free Status of the Transactions, both the indemnifying party and the indemnified party shall have the right to control jointly the defense, compromise or settlement of any such Tax Contest. No indemnified party shall settle or compromise or consent to entry of any judgment with respect to any such Tax Contest without the prior consent of the indemnifying party, which consent may be withheld in the indemnifying party's sole discretion.

                  Section 6.7 Payments. Except as otherwise provided herein, payments due under this Agreement shall be made no later than ten (10) Business Days after (i) the receipt or crediting of a refund, (ii) the realization of a Tax benefit for which the other Party is entitled to reimbursement, or (iii) the delivery of notice of payment of a Tax for which the other Party is responsible under this Agreement, in each case by wire transfer of immediately available funds to an account designated by the Party entitled to such payment. Payments due hereunder, but not made within such period, shall bear interest at the Interest Rate.

                  Section 6.8 Treatment of Payments; After Tax Basis. Notwithstanding anything to the contrary contained herein or in the Share Exchange Agreement, the Parties agree that (i) following the Closing and subject to LMC's consent, which consent shall not be unreasonably withheld or delayed, any amounts owing between the Parties and their respective Affiliates pursuant to this Agreement or the Share Exchange Agreement shall be settled by making payments by or to Splitco instead of LMC, and (ii) any payments made between the Parties or their Affiliates pursuant to this Agreement or the Share Exchange Agreement (other than interest accruing on payments not timely made under such agreements) with respect to a Pre-Exchange Period or as a result of an event or action occurring in a Pre-Exchange Period shall be treated, to the extent permitted by law, for all Tax purposes as a distribution from or a capital contribution to Splitco made immediately prior to the Exchange. If the receipt or accrual of any such payment results in Taxable income (including an increase in the amount of any gain or other income realized on the Exchange) to the recipient thereof, such payment shall be increased so that, after the payment of any Taxes with respect to the payment, the recipient thereof shall have realized the same net amount it would have realized had the payment not resulted in Taxable income. To the extent that Taxes for which one Party (the indemnifying Party) is required to pay the other Party (the indemnified party) pursuant to this Agreement (the "Indemnified Taxes") may be deducted or credited in determining the amount of any other Taxes required to be paid by the indemnified Party (for example, state Taxes which are permitted to be deducted in determining federal Taxes), the amount of any payment made to the indemnified Party by the indemnifying Party shall be decreased by taking into account any resulting reduction in other Taxes of the indemnified Party. If such a reduction in Taxes of the indemnified Party occurs following the payment made to the indemnified Party with respect to the relevant Indemnified Taxes, the indemnified Party shall promptly repay the indemnifying Party the amount of such reduction when actually realized. If the Tax benefit arising from the foregoing reduction of Taxes described in this Section 6.8 is subsequently decreased or eliminated, then the indemnifying Party shall promptly pay the indemnified Party the amount of the decrease in such Tax benefit.

                                  ARTICLE VII
                                  COOPERATION

                  Section 7.1 General. Parent, LMC and their respective Affiliates shall cooperate with each other and with each other's agents, including accounting firms and legal counsel, in connection with (a) Tax matters relating to the Transferred Subsidiaries and their assets and operations, including (i) preparation and filing of Tax Returns, (ii) determining the liability and amount of any Taxes due, the right to and amount of any refund, credit or offset of Taxes and the amount of any Tax attributes allocable to the Transferred Subsidiaries, (iii) obtaining any refund, credit or offset of Taxes, (iv) examinations of Tax Returns, and (v) any administrative or judicial proceeding, or other Tax Contest, in respect of Taxes assessed or proposed to be assessed, and (b) the defense of any Tax Contest involving the Exchange or the Parent Restructuring. Each Party shall also make available to the other Party, as reasonably requested and available, personnel (including officers, directors, employees and agents) responsible for preparing, maintaining, and interpreting information and providing information or documents in connection with any administrative or judicial proceedings relating to Taxes.

                  Section 7.2 Consistent Treatment. Unless and until there has been a Final Determination to the contrary, each Party agrees (a) to treat the Exchange as a tax-free exchange under Section 355(a) of the Code, and (b) not to take any position on any Tax Return, in connection with any Tax Contest, or otherwise for Tax purposes (in each case, excluding any position taken for financial accounting purposes) that is inconsistent with (i) the allocation of Taxes and Tax benefits hereunder, (ii) the Rulings, (iii) the Tax Opinions, or
(iv) the Tax-Free Status of the Transactions.

                                 ARTICLE VIII
                                RECORDS; ACCESS

                  Section 8.1 Delivery of Tax Records. At or before the Closing, Parent shall provide to LMC (to the extent not previously provided or held by any Transferred Subsidiary at Closing) copies of (A) the separate Tax Returns of any Transferred Subsidiaries, (B) the relevant portions of any other Tax Returns with respect to any Transferred Subsidiaries, and (C) other existing Tax records (or the relevant portions thereof) reasonably necessary to prepare and file any Tax Returns of, or with respect to, the Transferred Subsidiaries, or to defend or contest Tax matters relevant to the Transferred Subsidiaries, including in each case, all Tax records related to Tax attributes of the Transferred Subsidiaries and any and all communications or agreements with, or rulings by, any Taxing Authority with respect to any Transferred Subsidiary.

                  Section 8.2 Retention of Records; Access. The Parties shall
(a) retain all Tax Returns, schedules and work papers and all other records, documents, accounting data, and other information (including computer data) necessary for the preparation and filing of all Tax Returns in respect of Taxes of the Transferred Subsidiaries for any Taxable period, or for any Tax Contests relating to such Tax Returns, and (b) give to the other Party reasonable access to such records, documents, accounting data, and other information (including computer data) and to its personnel (insuring their cooperation) and premises, for the purpose of the review or audit of such Tax Returns to the extent relevant to an obligation or liability of a Party under this Agreement or for purposes of the preparation or filing of any such Tax Return, the conduct of any Tax Contest or any other matter reasonably and in good faith related to the Tax affairs of the requesting Party.

                  Section 8.3 Confidentiality; Ownership of Information; Privileged Information. Each Party hereby agrees that it will hold, and shall use its reasonable best efforts to cause its officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence all records and information prepared and shared by and among the Parties in carrying out the intent of this Agreement, unless disclosure is compelled by a Governmental Authority. Information and documents of one Party (the "Disclosing Party") shall not be deemed to be confidential for purposes of this Section 8.3 to the extent such information or document (i) is previously known to or in the possession of the other party (the "Receiving Party") and is not otherwise subject to a requirement to keep confidential, (ii) becomes publicly available by means other than unauthorized disclosure under this Agreement or the Share Exchange Agreement by the Receiving Party or (iii) is received from a third party without, to the knowledge of the Receiving Party after reasonable diligence, a duty of confidentiality owed to the Disclosing Party.

                  Section 8.4 Continuation of Retention of Information, Access Obligations. The obligations set forth above in Section 8.2 shall continue until the longer of (a) the time of a Final Determination of any controversy with respect to such Taxable period and until the final determination of any payments that may be required with respect to such Taxable period under this Agreement, or (b) expiration of all applicable statutes of limitations (including any extensions thereof) of the Taxable period to which the records and information relate. For purposes of the preceding sentence, each Party shall assume that no applicable statute of limitations has expired unless such Party has received notification or otherwise has actual knowledge that such statute of limitations has expired.

                                  ARTICLE IX
                           MISCELLANEOUS PROVISIONS

                  Section 9.1 Termination. This Agreement will automatically terminate upon termination of the Share Exchange Agreement pursuant to the terms thereto. In the event of the termination of this Agreement pursuant to this Section 9.1, this Agreement, except for the provisions of (i) Section 8.3 relating to the obligation of the parties to keep confidential certain information obtained by them and (ii) Article IX, which shall, in each case, remain in full force and effect, shall become void and have no effect, without any liability on the part of any party hereto or its directors, officers or stockholders. Notwithstanding the foregoing, nothing in this Section 9.1 shall relieve any party hereto of liability for a willful breach of any of its obligations under this Agreement.

                  Section 9.2 Complete Agreement; Construction. This Agreement and the Share Exchange Agreement (including the Schedules and Exhibits attached hereto or thereto or delivered in connection herewith or therewith) shall constitute the entire agreement among the Parties with respect to the matters covered hereby and thereby and supersedes all previous written, oral or implied understandings, among them with respect to such matters. Notwithstanding anything to the contrary contained in this Agreement or the Share Exchange Agreement, in the event of any conflict or inconsistency between any provision of this Agreement and any provision of the Share Exchange Agreement, the applicable provision of this Agreement shall govern.

                  Section 9.3 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original agreement, but all of which together shall constitute one and the same instrument.

                  Section 9.4 Joint and Several Liability. Following the Exchange, Splitco and the Stockholders shall be jointly and severally liable for any liability or obligation of LMC under this Agreement.

                  Section 9.5 Notices. All notices or other communications required or permitted hereunder shall be in writing and shall be delivered personally, by facsimile (with confirming copy sent by one of the other delivery methods specified herein), by overnight courier or sent by certified, registered or express air mail, postage prepaid, and shall be deemed given when so delivered personally, or when so received by facsimile or courier, or, if mailed, three (3) calendar days after the date of mailing, as follows:

If to Parent:              News Corporation
                           1211 Avenue of the Americas
                           New York, New York 10036
                           Facsimile: (212) 768-9896
                           Attention: General Counsel

with a copy to:            Skadden, Arps, Slate, Meagher & Flom LLP
                           Four Times Square
                           New York, New York 10036
                           Facsimile: (917) 777-2000
                           Attention: Lou R. Kling
                           Howard L. Ellin
                           J. Phillip Adams

If to LMC:                 Liberty Media Corporation
                           12300 Liberty Boulevard
                           Englewood, Colorado 80112
                           Facsimile: (720) 875-5382
                           Attention: General Counsel

with a copy to:            Baker Botts L.L.P.
                           30 Rockefeller Plaza, 44th Floor
                           New York, New York 10112-4498
                           Facsimile: (212) 408-2501
                           Attention: Frederick H. McGrath


or to such other address and with such other copies as any Party hereto shall notify the other Parties hereto (as provided above) from time to time.

                  Section 9.6 Waivers. The failure of any Party to require strict performance by the other Party of any provision in this Agreement will not waive or diminish that Party's right to demand strict performance thereafter of that or any other provision hereof.

                  Section 9.7 Amendment and Modification. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties hereto.

                  Section 9.8 Assignment; Successors and Assigns; No Third Party Rights. This Agreement may not be assigned by any Party hereto without the prior written consent of the other Parties hereto, and any attempted assignment shall be null and void; provided, however, that following the Closing LMC will be permitted to assign its rights hereunder, without obtaining the consent of Parent, to any Person to which ownership of one hundred percent (100%) of the shares of capital stock of Splitco are or have been transferred in connection with any spin off, split off or other distribution of the securities of such transferee in which holders of LMC capital stock immediately prior thereto are entitled to, or have the opportunity to, participate in such distribution. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns. This Agreement shall be for the sole benefit of the Parties hereto, and their respective successors and permitted assigns, and is not intended, nor shall be construed, to give any Person, other than the Parties hereto and their respective successors and permitted assigns any legal or equitable right, benefit, remedy or claim hereunder.

                  Section 9.9 No Strict Construction. Parent and LMC each acknowledge that this Agreement has been prepared jointly by the Parties hereto and shall not be strictly construed against any Party hereto.

                  Section 9.10 Titles and Headings. The headings and table of contents in this Agreement are for reference purposes only, and shall not in any way affect the meaning or interpretation of this Agreement.

                  Section 9.11 Governing Law; Consent to Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the internal Laws of the State of Delaware, without reference to the choice of law principles thereof. Each of the Parties hereto irrevocably submits to the exclusive jurisdiction of the courts of the State of Delaware and the United States District Court for any district within such state for the purpose of any Action or judgment relating to or arising out of this Agreement or any of the transactions contemplated hereby and to the laying of venue in such court. Service of process in connection with any such Action may be served on each Party hereto by the same methods as are specified for the giving of notices under this Agreement. Each Party hereto irrevocably and unconditionally waives and agrees not to plead or claim any objection to the laying of venue of any such Action brought in such courts and irrevocably and unconditionally waives any claim that any such Action brought in any such court has been brought in an inconvenient forum.

                  Section 9.12 Severability. If any term, provisions, covenant, or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, or unenforceable, the remainder of the terms, provisions, covenants, and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired, or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the fullest extent possible.

                  Section 9.13 Waiver of Jury Trial. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND, THEREFORE, EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY

APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF SUCH ACTION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.13.

                  Section 9.14 Equitable Remedies. Neither rescission, set-off nor reformation of this Agreement shall be available as a remedy to any of the parties hereto. The parties hereto agree that irreparable damage would occur in the event any of the provisions of this Agreement were not to be performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof in addition to any other remedies at Law or in equity.

                 [remainder of page intentionally left blank]

                  IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

                            NEWS CORPORATION


                            By:  /s/ John P. Nallen
                                 ------------------------------------------
                                 Name:  John P. Nallen
                                 Title: Executive Vice President & Deputy CEO


                            LIBERTY MEDIA CORPORATION


                            By: /s/ Gregory B. Maffei
                                ------------------------------------------
                                Name:  Gregory B. Maffei
                                Title: President & CEO



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